News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

For Release	Immediately
Date	April 30, 2024
Contact	Ryan Burke
(818) 244-8080, Ext. 1141
Public Storage Reports Results for the Three Months Ended March 31, 2024
GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the three months ended March 31, 2024.
“With first quarter performance in-line with our expectations, the Public Storage team is encouraged as we approach the busy season,” said Joe Russell, President and Chief Executive Officer. “Our view is supported by positive trends in customer behavior and waning deliveries of competitive new supply across the country. The Public Storage team continues to deploy the powerful combination and competitive advantages tied to our brand, platform, and balance sheet. As a result, we are driving stabilizing trends in our portfolio, including re-accelerating revenue growth month-over-month in an increasing number of our markets.”
Highlights for the Three Months Ended March 31, 2024
•Reported net income allocable to common shareholders of $2.60 per diluted share.
•Reported core FFO allocable to common shareholders (“Core FFO”) of $4.03 per diluted share.
•Achieved 77.2% Same Store (as defined below) direct net operating income margin.
•Opened one newly developed facility and completed various expansion projects, which together added 0.3 million net rentable square feet at a cost of $35.0 million. At March 31, 2024, we had various facilities in development and expansion expected to add 3.7 million net rentable square feet at an estimated cost of $783.0 million.
•Subsequent to March 31, 2024, we acquired or were under contract to acquire four self-storage facilities with 0.3 million net rentable square feet, for $34.6 million.
•On April 11, 2024, issued €150 million of senior notes to institutional investors, bearing interest at a fixed rate of 4.080% and maturing on April 11, 2039.
•On April 16, 2024, completed a public offering of $1.0 billion aggregate principal amount of senior notes, including $700 million aggregate principal amount of floating rate senior notes bearing interest at a rate of Compounded SOFR + 0.70% (reset quarterly) maturing on April 16, 2027 and an additional $300 million aggregate principal amount of our senior notes bearing interest at a fixed annual rate of 5.350% maturing on August 1, 2053.

Operating Results for the Three Months Ended March 31, 2024
For the three months ended March 31, 2024, net income allocable to our common shareholders was $459.2 million or $2.60 per diluted common share, compared to $467.6 million or $2.65 per diluted common share for the same period in 2023, representing a decrease of $8.4 million or $0.05 per diluted common share. The decrease is due primarily to (i) a $63.6 million increase in depreciation and amortization expense and (ii) a $31.7 million increase in interest expense, partially offset by (iii) a $64.4 million increase in foreign currency exchange gains primarily associated with our Euro denominated notes payable and (iv) a $25.1 million increase in self-storage net operating income.
The $25.1 million increase in self-storage net operating income in the three months ended March 31, 2024 as compared to the same period in 2023 is a result of a $35.4 million increase attributable to our Non-Same Store Facilities (as defined below), partially offset by a $10.3 million decrease attributable to our Same Store Facilities. Revenues for the Same Store Facilities increased 0.1% or $0.6 million in the three months ended March 31, 2024 as compared to the same period in 2023, due primarily to a higher realized annual rent per occupied square foot, partially offset by a decline in occupancy. Cost of operations for the Same Store Facilities increased by 4.8% or $10.9 million in the three months ended March 31, 2024 as compared to the same period in 2023, due primarily to increased property tax expense and marketing expense. The increase in net operating income of $35.4 million for the Non-Same Store Facilities is due primarily to the impact of facilities acquired in 2023 and the fill-up of recently developed and expanded facilities.
Funds from Operations
Funds from Operations (“FFO”) and FFO per share are non-GAAP measures defined by Nareit. We believe that FFO and FFO per share are useful to REIT investors and analysts in measuring our performance because Nareit’s definition of FFO excludes items included in net income that do not relate to or are not indicative of our operating and financial performance. FFO represents net income before real estate-related depreciation and amortization, which is excluded because it is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FFO also excludes gains or losses on sale of real estate assets and real estate impairment charges, which are also based upon historical costs and are impacted by historical depreciation. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes investing and financing activities presented on our consolidated statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful.
For the three months ended March 31, 2024, FFO was $4.24 per diluted common share as compared to $3.94 for the same period in 2023, representing an increase of 7.6%.
We also present “Core FFO” and “Core FFO per share,” non-GAAP measures that represent FFO and FFO per share excluding the impact of (i) foreign currency exchange gains and losses, (ii) charges related to the redemption of preferred securities, and (iii) certain other non-cash and/or nonrecurring income or expense items primarily representing, with respect to the periods presented below, the impact of loss contingency resolutions, due diligence costs incurred in pursuit of strategic transactions, unrealized gain on private equity investments, and amortization of acquired non real estate-related intangibles. We review Core FFO and Core FFO per share to evaluate our ongoing operating performance, and we believe they are used by investors and REIT analysts in a similar manner. However, Core FFO and Core FFO per share are not substitutes for net income and net income per share. Because other REITs may not compute Core FFO or Core FFO per share in the same manner as we do, may not use the same terminology, or may not present such measures, Core FFO and Core FFO per share may not be comparable among REITs.

The following table reconciles net income to FFO and Core FFO and reconciles diluted earnings per share to FFO per share and Core FFO per share (unaudited):

	Three Months Ended March 31,
	2024	2023	Percentage Change

	(Amounts in thousands, except per share data)
Reconciliation of Net Income to FFO and Core FFO:
Net income allocable to common shareholders	$459,209	$467,588	(1.8)%
Eliminate items excluded from FFO:
Real estate-related depreciation and amortization	282,203	219,787
Real estate-related depreciation from unconsolidated real estate investments	9,756	8,529
Real estate-related depreciation allocated to noncontrolling interests and restricted share unitholders and unvested LTIP unitholders	(1,835)	(1,473)
Gains on sale of real estate investments, including our equity share from investments	(871)	—
FFO allocable to common shares	$748,462	$694,431	7.8%
Eliminate the impact of items excluded from Core FFO, including our equity share from investments:
Foreign currency exchange (gain) loss	(37,543)	26,860
Other items	51	(2,133)
Core FFO allocable to common shares	$710,970	$719,158	(1.1)%

Reconciliation of Diluted Earnings per Share to FFO per Share and Core FFO per Share:
Diluted earnings per share	$2.60	$2.65	(1.9)%
Eliminate amounts per share excluded from FFO:
Real estate-related depreciation and amortization	1.65	1.29
Gains on sale of real estate investments, including our equity share from investments	(0.01)	—
FFO per share	$4.24	$3.94	7.6%
Eliminate the per share impact of items excluded from Core FFO, including our equity share from investments:
Foreign currency exchange (gain) loss	(0.21)	0.15
Other items	—	(0.01)
Core FFO per share	$4.03	$4.08	(1.2)%

Diluted weighted average common shares	176,350	176,228

Property Operations – Same Store Facilities
The Same Store Facilities consist of facilities that have been owned and operated on a stabilized level of occupancy, revenues, and cost of operations since January 1, 2022. Our Same Store Facilities increased from 2,339 facilities at December 31, 2023 to 2,507 at March 31, 2024. The composition of our Same Store Facilities allows us to more effectively evaluate the ongoing performance of our self-storage portfolio in 2022, 2023, and 2024 and exclude the impact of fill-up of unstabilized facilities, which can significantly affect operating trends. We believe the Same Store Facilities information is used by investors and analysts in a similar manner. However, because other REITs may not compute Same Store Facilities in the same manner as we do, may not use the same terminology, or may not present such a measure, Same Store Facilities may not be comparable among REITs. The following table summarizes the historical operating results (for all periods presented) of these 2,507 facilities (170.0 million net rentable square feet) that represent approximately 78% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at March 31, 2024 (unaudited):

	Three Months Ended March 31,
	2024	2023	Change (f)

	(Dollar amounts in thousands, except for per square foot data)
Revenues (a):
Rental income	$881,619	$881,838	—%
Late charges and administrative fees	31,466	30,675	2.6%
Total revenues	913,085	912,513	0.1%

Direct cost of operations (a):
Property taxes	90,847	84,606	7.4%
On-site property manager payroll	35,472	35,067	1.2%
Repairs and maintenance	19,924	19,092	4.4%
Utilities	13,034	13,792	(5.5)%
Marketing	23,666	16,855	40.4%
Other direct property costs	25,003	25,007	—%
Total direct cost of operations	207,946	194,419	7.0%
Direct net operating income (b)	705,139	718,094	(1.8)%
Indirect cost of operations (a):
Supervisory payroll	(9,453)	(9,985)	(5.3)%
Centralized management costs	(15,598)	(17,008)	(8.3)%
Share-based compensation	(2,676)	(3,380)	(20.8)%
Net operating income (c)	$677,412	$687,721	(1.5)%

Gross margin (before indirect costs, depreciation and amortization expense)	77.2%	78.7%	(1.5)%

Gross margin (before depreciation and amortization expense)	74.2%	75.4%	(1.2)%

Weighted average for the period:
Square foot occupancy	92.1%	92.9%	(0.8)%
Realized annual rental income per (d):
Occupied square foot	$22.53	$22.35	0.8%
Available square foot	$20.76	$20.76	—%
At March 31:
Square foot occupancy	91.9%	92.5%	(0.6)%
Annual contract rent per occupied square foot (e)	$22.59	$22.66	(0.3)%

(a)Revenues and cost of operations do not include tenant reinsurance and merchandise sales and expenses generated at the facilities.
(b)Direct net operating income (“Direct NOI”), a subtotal within NOI, is a non-GAAP financial measure that excludes the impact of supervisory payroll, centralized management costs, and share-based compensation in addition to depreciation and amortization expense. We utilize direct net operating income in evaluating property performance and in evaluating property operating trends as compared to our competitors.
(c)See reconciliation of self-storage NOI to net income provided below.
(d)Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period. Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period. These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue. Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins. In addition, the rates charged for late charges and administrative fees can vary independently from rental rates. These measures take into consideration promotional discounts, which reduce rental income.
(e)Annual contract rent represents the agreed upon monthly rate that is paid by our tenants in place at the time of measurement.  Contract rates are initially set in the lease agreement upon move-in, and we adjust them from time to time with notice.  Contract rent excludes other fees that are charged on a per-item basis, such as late charges and administrative fees, does not reflect the impact of promotional discounts, and does not reflect the impact of rents that are written off as uncollectible.
(f)Represents the absolute nominal change with respect to gross margin and square foot occupancy, and the percentage change with respect to all other items.
Property Operations – Non-Same Store Facilities
In addition to the 2,507 Same Store Facilities, we have 538 facilities that were not stabilized with respect to occupancies, revenues, or cost of operations since January 1, 2022 or that we did not own as of January 1, 2022, including 238 facilities that were acquired, 40 newly developed facilities, 83 facilities that have been expanded or are targeted for expansion, and 177 facilities that are unstabilized because they are undergoing fill-up or were damaged in casualty events (collectively, the “Non-Same Store Facilities”). Operating data, metrics, and further commentary with respect to these facilities, including detail by vintage, are included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Analysis of Net Income – Self-Storage Operations” in our March 31, 2024 Form 10-Q.
Investing and Capital Activities
During the three months ended March 31, 2024, we opened one newly developed facility and completed various expansion projects, which together contributed 0.3 million net rentable square feet (0.2 million in California and 0.1 million in Florida) at a cost of $35.0 million. At March 31, 2024, we had various facilities in development (expected to contribute 2.2 million net rentable square feet) estimated to cost $432.9 million and various expansion projects (expected to contribute 1.5 million net rentable square feet) estimated to cost $350.1 million. Our aggregate 3.7 million net rentable square foot pipeline of development and expansion facilities includes 1.1 million in California, 0.8 million in Florida, 0.6 million in Texas, 0.3 million in Nevada, 0.2 million each in Arizona, Maryland, and New York, and 0.3 million in other states. The remaining $393.7 million of development costs for these projects are expected to be incurred primarily in the next 18 to 24 months.
During 2023, we acquired BREIT Simply Storage LLC, a self-storage company that owns and operates 127 self-storage facilities (9.4 million square feet) and manages 25 self-storage facilities (1.8 million square feet) for third parties, for a purchase price of $2.2 billion in cash. The Simply portfolio generated self-storage revenues of $37.8 million, NOI of $24.9 million (including Direct NOI of $26.2 million), and average square footage occupancy of 86.3% for the three months ended March 31, 2024.
Subsequent to March 31, 2024, we acquired or were under contract to acquire four self-storage facilities across four states with 0.3 million net rentable square feet, for $34.6 million.
On April 11, 2024, PSOC issued €150 million of senior notes to institutional investors, bearing interest at a fixed rate of 4.080% and maturing on April 11, 2039. The senior notes are guaranteed by Public Storage. We received $162.6 million of net proceeds from the issuance after converting the Euros to U.S. Dollars. On April 11, 2024, we repaid PSOC’s €100 million 1.54% senior notes due April 12, 2024 to the same institutional investors for $108.4 million.

On April 16, 2024, PSOC completed a public offering of $1.0 billion aggregate principal amount of senior notes, including $700 million aggregate principal amount of floating rate senior notes bearing interest at a rate of Compounded SOFR + 0.70% (reset quarterly) maturing on April 16, 2027 and $300 million aggregate principal amount of senior notes bearing interest at a fixed annual rate of 5.350% maturing on August 1, 2053. The 2053 notes constitute a further issuance of, and form a single series with, our outstanding 5.350% senior notes due 2053 issued on July 26, 2023 in the aggregate principal amount of $600 million. These senior notes are guaranteed by Public Storage. We received $988.5 million of net proceeds from the offering. On April 23, 2024, we repaid our outstanding $700 million aggregate principal amount of floating rate senior notes at maturity.
Outlook for the Year Ending December 31, 2024
Set forth below are our current expectations with respect to full year 2024 Core FFO per share and certain underlying assumptions. In reliance on the exception provided by applicable SEC rules, we do not provide guidance for GAAP net income per share, the most comparable GAAP financial measure, or a reconciliation of 2024 Core FFO per share to GAAP net income per share because we are unable to reasonably predict the following items which are included in GAAP net income: (i) gains or losses on sales of real estate investments, (ii) foreign currency exchange gains and losses, (iii) charges related to the redemption of preferred securities, and (iv) certain other significant non-cash and/or nonrecurring income or expense items. The actual amounts for any and all of these items could significantly impact our 2024 GAAP net income and, as disclosed in our historical financial results, have significantly impacted GAAP net income in prior periods.

	2024 Guidance
	Low	High
	(Dollar amounts in thousands, except per share data)
Same Store:
Revenue growth	(1.0)%	1.0%
Expense growth (a)	2.0%	3.5%
Net operating income growth (a)	(2.4)%	0.7%

Consolidated:
Non-Same Store net operating income	$495,000	$515,000
Ancillary net operating income	$183,000	$186,000
General and administrative expense	$84,000	$90,000
Interest expense	$289,000
Preferred dividends	$195,000

Capital Activity:
Acquisitions	$500,000
Development openings	$450,000

Capital expenditures:
Maintenance of real estate facilities	$180,000
Property enhancements (b)	$150,000
Energy efficiencies (c)	$120,000

Core FFO per share:	$16.60	$17.20
Core FFO per share growth from 2023 Core FFO per share	(1.7)%	1.8%

Non-Same Store Net Operating Income Beyond 2024:
Incremental Non-Same Store NOI to stabilization (2025 and beyond)	$95,000
(a)Based on total same store cost of operations and net operating income (i.e., not direct), as reflected on page 4.
(b)Expenditures to enhance the competitive position of certain of our facilities relative to local competitors pursuant to a multi-year program that we expect to complete in 2024. Such investments include development of more pronounced, attractive, and clearly identifiable color schemes and signage and upgrades to the configuration and layout of the offices and other customer zones to improve the customer experience.
(c)Energy efficiency initiatives primarily include solar panel installation.

First Quarter Conference Call
A conference call is scheduled for May 1, 2024 at 9:00 a.m. (PT) to discuss the first quarter earnings results.  The domestic dial-in number is (877) 407-9039, and the international dial-in number is (201) 689-8470. A simultaneous audio webcast may be accessed by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”  A replay of the conference call may be accessed through May 15, 2024 by calling (844) 512-2921 (domestic), (412) 317-6671 (international) (access ID number for either domestic or international is 13745691) or by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”
About Public Storage
Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns, and operates self-storage facilities. At March 31, 2024, we had: (i) interests in 3,045 self-storage facilities located in 40 states with approximately 218 million net rentable square feet in the United States and (ii) a 35% common equity interest in Shurgard Self Storage Limited (Euronext Brussels:SHUR), which owned 279 self-storage facilities located in seven Western European nations with approximately 15 million net rentable square feet operated under the Shurgard® brand. Our headquarters are located in Glendale, California.
This press release, our Form 10-Q for the first quarter of 2024, a financial supplement, and additional information about Public Storage are available on our website, www.publicstorage.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements relating to our 2024 outlook and all underlying assumptions; our expected acquisition, disposition, development, and redevelopment activity; supply and demand for our self-storage facilities; information relating to operating trends in our markets; expectations regarding operating expenses, including property tax changes; expectations regarding the impacts from inflation and changes in macroeconomic conditions; our strategic priorities; expectations with respect to financing activities, rental rates, cap rates, and yields; leasing expectations; our credit ratings; and all other statements other than statements of historical fact. Such statements are based on management’s beliefs and assumptions made based on information currently available to management and may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Risks and uncertainties that may impact future results and performance include, but are not limited to those described in Part 1, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 20, 2024 and in our other filings with the SEC. These include changes in demand for our facilities; changes in macroeconomic conditions; changes in national self-storage facility development activity; impacts of natural disasters; adverse changes in laws and regulations including governing property tax, evictions, rental rates, minimum wage levels, and insurance; adverse economic effects from public health emergencies, international military conflicts, or similar events impacting public health and/or economic activity; increases in the costs of our primary customer acquisition channels; adverse impacts to us and our customers from high interest rates, inflation, unfavorable foreign currency rate fluctuations, or changes in federal or state tax laws related to the taxation of REITs; security breaches, including ransomware; or a failure of our networks, systems, or technology. These forward-looking statements speak only as of the date of this press release or as of the dates indicated in the statements. All of our forward-looking statements, including those in this press release, are qualified in their entirety by this cautionary statement. We expressly disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events, or circumstances after the date of these forward-looking statements, except when expressly required by law. Given these risks and uncertainties, you should not rely on any forward-looking statements in this press release, or which management may make orally or in writing from time to time, neither as predictions of future events nor guarantees of future performance.

PUBLIC STORAGE
SELECTED CONSOLIDATED INCOME STATEMENT DATA
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2024	2023

Revenues:
Self-storage facilities	$1,086,045	$1,032,184
Ancillary operations	71,175	62,048
	1,157,220	1,094,232

Expenses:
Self-storage cost of operations	297,414	268,615
Ancillary cost of operations	27,069	19,676
Depreciation and amortization	285,203	221,650
Real estate acquisition and development expense	3,717	5,481
General and administrative	21,336	16,958
Interest expense	67,778	36,101
	702,517	568,481

Other increases (decreases) to net income:
Interest and other income	13,966	18,634
Equity in earnings of unconsolidated real estate entities	6,090	5,995
Foreign currency exchange gain (loss)	37,543	(26,860)
Gain on sale of real estate	874	—
Income before income tax expense	513,176	523,520
Income tax expense	(1,479)	(3,105)
Net income	511,697	520,415
Allocation to noncontrolling interests	(2,749)	(2,707)
Net income allocable to Public Storage shareholders	508,948	517,708
Allocation of net income to:
Preferred shareholders – distributions	(48,678)	(48,678)
Restricted share units and unvested LTIP units	(1,061)	(1,442)
Net income allocable to common shareholders	$459,209	$467,588

Per common share:
Net income per common share – Basic	$2.61	$2.67
Net income per common share – Diluted	$2.60	$2.65
Weighted average common shares – Basic	175,700	175,451
Weighted average common shares – Diluted	176,350	176,228

PUBLIC STORAGE
SELECTED CONSOLIDATED BALANCE SHEET DATA
(Amounts in thousands, except share and per share data)

	March 31, 2024	December 31, 2023
ASSETS	(Unaudited)

Cash and equivalents	$271,645	$370,002
Real estate facilities, at cost:
Land	5,628,128	5,628,488
Buildings	21,970,032	21,836,750
	27,598,160	27,465,238
Accumulated depreciation	(9,671,521)	(9,423,974)
	17,926,639	18,041,264
Construction in process	389,278	345,453
	18,315,917	18,386,717

Investments in unconsolidated real estate entities	389,048	390,180
Goodwill and other intangible assets, net	351,465	387,267
Other assets	289,310	275,050
Total assets	$19,617,385	$19,809,216

LIABILITIES AND EQUITY

Notes payable	$9,067,890	$9,103,277
Accrued and other liabilities	504,197	598,993
Total liabilities	9,572,087	9,702,270

Equity:
Public Storage shareholders’ equity:
Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 174,000 shares issued (in series) and outstanding, (174,000 shares at December 31, 2023) at liquidation preference	4,350,000	4,350,000
Common Shares, $0.10 par value, 650,000,000 shares authorized, 175,723,561 shares issued and outstanding (175,670,727 shares at December 31, 2023)	17,572	17,567
Paid-in capital	5,991,606	5,980,760
Accumulated deficit	(336,003)	(267,910)
Accumulated other comprehensive loss	(74,513)	(67,239)
Total Public Storage shareholders’ equity	9,948,662	10,013,178
Noncontrolling interests	96,636	93,768
Total equity	10,045,298	10,106,946
Total liabilities and equity	$19,617,385	$19,809,216

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds Available for Distribution (“FAD”)
(Unaudited – amounts in thousands except per share data)

	Three Months Ended March 31,
	2024	2023
FFO allocable to common shares	$748,462	$694,431
Eliminate effect of items included in FFO but not FAD:
Share-based compensation expense in excess of cash paid	5,019	913
Foreign currency exchange (gain) loss	(37,543)	26,860
Less:
Capital expenditures to maintain real estate facilities	(58,056)	(49,635)
Capital expenditures for property enhancements	(27,626)	(33,932)
FAD (a)	$630,256	$638,637
Distributions paid to common shareholders	$527,164	$526,391
Distribution payout ratio	83.6%	82.4%
Distributions per common share	$3.00	$3.00
(a)FAD represents FFO adjusted to exclude certain non-cash charges and to deduct recurring capital expenditures, which do not include capital expenditures for energy efficiencies including LED lighting and solar panel installation. We utilize FAD in evaluating our ongoing cash flow available for investment, debt repayment, and common distributions. We believe investors and analysts utilize FAD in a similar manner. FAD is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes investing and financing activities presented on our statements of cash flows. In addition, other REITs may compute this measure differently, so comparisons among REITs may not be helpful.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Self-Storage Net Operating Income to Net Income
(Unaudited – amounts in thousands)

	Three Months Ended March 31,
	2024	2023

Self-storage revenues for:
Same Store Facilities	$913,085	$912,513
Acquired facilities	58,453	11,981
Newly developed and expanded facilities	52,866	48,635
Other non-same store facilities	61,641	59,055
Self-storage revenues	1,086,045	1,032,184

Self-storage cost of operations for:
Same Store Facilities	235,673	224,792
Acquired facilities	21,282	5,753
Newly developed and expanded facilities	18,249	15,571
Other non-same store facilities	22,210	22,499
Self-storage cost of operations	297,414	268,615

Self-storage NOI for:
Same Store Facilities	677,412	687,721
Acquired facilities	37,171	6,228
Newly developed and expanded facilities	34,617	33,064
Other non-same store facilities	39,431	36,556
Self-storage NOI (a)	788,631	763,569
Ancillary revenues	71,175	62,048
Ancillary cost of operations	(27,069)	(19,676)
Depreciation and amortization	(285,203)	(221,650)
Real estate acquisition and development expense	(3,717)	(5,481)
General and administrative expense	(21,336)	(16,958)
Interest and other income	13,966	18,634
Interest expense	(67,778)	(36,101)
Equity in earnings of unconsolidated real estate entities	6,090	5,995
Gain on sale of real estate	874	—
Foreign currency exchange gain (loss)	37,543	(26,860)
Income tax expense	(1,479)	(3,105)
Net income on our income statement	$511,697	$520,415

(a)Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense, which is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. We utilize NOI in determining current property values, evaluating property performance, and evaluating operating trends. We believe that investors and analysts utilize NOI in a similar manner. NOI is not a substitute for net income, operating cash flow, or other related GAAP financial measures, in evaluating our operating results. This table reconciles from NOI for our self-storage facilities to the net income presented on our income statement.